Exhibit 99.1

American Financial Group, Inc. Announces First Quarter Results

•	Net earnings per share of $1.72, a first quarter record for AFG and an increase of 51% from the prior year period

•	Core net operating earnings $1.69 per share, a first quarter record for AFG and an increase of 35% from the prior year period

•	First quarter annualized ROE of 13.3%; core operating ROE of 13.1%

•	Announced special cash dividend of $1.50 per share, payable May 25, 2017

•	Full year 2017 core net operating earnings guidance maintained at $6.20 - $6.70 per share

CINCINNATI – May 3, 2017 – American Financial Group, Inc. (NYSE: AFG) today reported 2017 first quarter net earnings attributable to shareholders of $153 million ($1.72 per share) compared to $101 million ($1.14 per share) for the 2016 first quarter. The $1.72 per share is a record for AFG’s first quarter. Net earnings for the quarter include $2 million ($0.03 per share) in after-tax net realized gains on securities, compared to $10 million ($0.11 per share) in after-tax net realized losses on securities in the prior year period. Book value per share increased by $2.71 to $59.26 per share during the first quarter of 2017. Annualized return on equity was 13.3% and 9.4% for the first quarters of 2017 and 2016, respectively.

Core net operating earnings were $151 million ($1.69 per share) for the 2017 first quarter, compared to $111 million ($1.25 per share) in the 2016 first quarter. The $1.69 represents a record first quarter for AFG core earnings per share. The improved results were attributable to higher operating earnings in our Specialty Property and Casualty (“P&C”) Insurance Segment and significantly higher operating earnings in our Annuity Segment. Book value per share, excluding unrealized gains related to fixed maturities, increased by $1.87 to $54.98 per share during the first quarter of 2017. Core net operating earnings for the first quarters of 2017 and 2016 generated annualized returns on equity of 13.1% and 10.3%, respectively.

The Company also announced today that its Board of Directors declared a special cash dividend of $1.50 per share of American Financial Group Common Stock. The dividend is payable on May 25, 2017 to shareholders of record on May 15, 2017. The aggregate amount of this special dividend will be approximately $132 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.3125 per share.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, rating agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized investment gains and losses and other special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

	Three months ended March 31,
In millions, except per share amounts	2017	2016
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$220	$174
Pretax non-core items:
Realized gains (losses) on securities	3	(18)

Earnings before income taxes	223	156
Provision (credit) for income taxes:
Core operating earnings	67	59
Realized gains (losses) on securities	1	(7)

Total provision (credit) for income taxes	68	52

Net earnings, including noncontrolling interests	155	104
Less net earnings (loss) attributable to noncontrolling interests:
Core operating earnings	2	4
Realized gains (losses) on securities	—	(1)

Total net earnings attributable to noncontrolling interests	2	3

Net earnings attributable to shareholders	$153	$101

Net earnings:
Core net operating earnings(a)	$151	$111
Realized gains (losses) on securities	2	(10)

Net earnings attributable to shareholders	$153	$101

Components of Earnings Per Share:
Core net operating earnings(a)	$1.69	$1.25
Realized gains (losses) on securities	0.03	(0.11)

Diluted Earnings Per Share	$1.72	$1.14

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “The year is off to a good start, with first quarter earnings per share records for AFG. The diversity within our portfolio of specialty property and casualty insurance and annuity businesses has helped us to deliver consistent, strong core operating earnings and created opportunities for profitable growth despite competitive market conditions. Strong operating profitability, superior investment performance and effective capital management resulted in growth in adjusted book value plus dividends of $2.18 per share during the quarter, an increase of 4%.

“AFG had approximately $1.1 billion of excess capital (including parent company cash of approximately $200 million) at March 31, 2017. Returning capital to shareholders in the form of a $1.50 special cash dividend reflects AFG’s strong financial position and our confidence in the Company’s financial future. In addition to returning capital to shareholders through dividends, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. Share repurchases, particularly when executed at attractive valuations, are also an important and effective component of our capital management strategy; we will make opportunistic share repurchases when it makes sense to do so. We will evaluate our excess capital position again in the second half of 2017.

“Based on results for the first three months of the year, we continue to expect core net operating earnings in 2017 to be between $6.20 and $6.70 per share. Our core earnings per share guidance assumes no change in the corporate tax rate of 35%, and excludes non-core items such as realized gains and losses, as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

Operating earnings in AFG’s P&C Insurance Segment were $169 million in the first quarter of 2017, compared to $158 million in the prior year period, an increase of $11 million. Higher P&C investment income and lower other expenses (primarily due to the noncontrolling interests in National Interstate in the first quarter of 2016) and a first quarter 2017 gain on the sale of real estate, more than offset lower Specialty P&C underwriting profit.

The Specialty P&C insurance operations generated an underwriting profit of $79 million in the 2017 first quarter, compared to $86 million in the first quarter of 2016, a decrease of 8%. Higher underwriting profit in our Property and Transportation Group was more than offset by lower underwriting profit in our Specialty Casualty and Specialty Financial Groups.

The first quarter 2017 combined ratio of 92.2% increased 0.9% from the prior year period. First quarter 2017 results include 2.8 points of favorable prior year reserve development, compared to 2.7 points of favorable development in the comparable prior year period. Catastrophe losses were 0.7 points of the combined ratio in the first quarter of 2017, primarily due to storms and tornadoes in several regions of the United States. By comparison, catastrophe losses added 0.8 points in the prior year period. Overall renewal pricing was flat during the quarter.

Gross and net written premiums were up 7% and 5%, respectively, in the 2017 first quarter compared to the same quarter a year earlier, with growth reported in each of our Specialty P&C groups. Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $43 million in the first quarter of 2017 compared to $32 million in the first quarter of 2016. Higher underwriting profits in our agricultural, property & inland marine and transportation businesses contributed to these results. Catastrophe losses in this group were $5 million in the first quarter of 2017 compared to $6 million in the 2016 first quarter.

First quarter 2017 gross and net written premiums in this group were 5% and 4% higher, respectively, than the comparable prior year period. The growth in gross written premiums is primarily attributable to our transportation, property & inland marine and Singapore branch operations. Overall renewal rates in this group increased 3% in the first quarter of 2017.

The Specialty Casualty Group reported an underwriting profit of $15 million in the first quarter of 2017 compared to $29 million in the comparable 2016 period. Higher profitability in our workers’ compensation businesses and slightly improved year-over-year results in Neon were more than offset by lower year-over-year profitability in our targeted markets, executive liability, and excess and surplus lines businesses. Catastrophe losses for this group were $1 million in both the first quarters of 2017 and 2016.

Gross and net written premiums for the first quarter of 2017 were up 7% and 4%, respectively, compared to the same period in 2016. Higher premiums in our workers’ compensation businesses, primarily the result of rate increases in the state of Florida, and higher premiums in our targeted markets businesses were partially offset by lower premiums in our excess and surplus lines operations. The decline in excess and surplus premiums was primarily the result of tougher underwriting standards related to our New York contractors business. Neon net written premiums were lower year-over-year as a result of Neon’s 2017 reinsurance placements, which were significantly higher in the 2017 first quarter compared to the year ago quarter, when placements were delayed pending the completion of last year’s business restructuring. Renewal pricing for this group was flat during the first quarter.

The Specialty Financial Group reported an underwriting profit of $22 million in the first quarter of 2017, compared to $23 million in the comparable 2016 period. The decrease was driven primarily by lower underwriting profitability in our financial institutions business, which was partially offset by higher underwriting profits in our fidelity and surety businesses.

First quarter 2017 gross and net written premiums were up 12% and 13%, respectively, when compared to the prior year period, primarily as a result of higher premiums in our financial institutions and surety businesses. Pricing in this group was down approximately 4% for the quarter.

Carl Lindner III noted, “I’m pleased with the strong overall underwriting margins and growth our Specialty P&C Group reported in the first quarter. Based on results during the first three months of the year, we continue to expect an overall 2017 calendar year combined ratio in the range of 92% to 94%. We now estimate net written premium growth to be between 3% and 7%, an increase from our original estimate of 2% to 6%.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

As shown in the following table, AFG’s Annuity Segment reported $96 million in pretax operating earnings in the first quarter of 2017 compared to $53 million in the first quarter of 2016. Earnings before the impact of fair value accounting on fixed-indexed annuities (FIAs) were $98 million in the first quarter of 2017, a 17% increase from the first quarter of 2016.

Components of Annuity Operating Earnings Before Income Taxes
	Three months ended March 31,		Pct. Change
In millions	2017	2016
Annuity earnings before fair value accounting for FIAs	$98	$84	17%
Impact of fair value accounting for FIAs	(2)	(31)	nm

Pretax annuity operating earnings	$96	$53	81%

Annuity Earnings Before Fair Value Accounting for FIAs – AFG’s first quarter 2017 earnings and spreads benefited from the positive impact of certain investments required to be marked to market through earnings. In addition, AFG’s quarterly average annuity investments and reserves grew approximately 11% and 12%, respectively, year-over-year; the benefit of this growth was partially offset by the runoff of higher yielding investments.

Impact of Fair Value Accounting for FIAs – Variances from expectations of certain items (such as projected interest rates, option costs and surrenders), as well as changes in the stock market, have an impact on the accounting for FIAs; these accounting adjustments are recognized through AFG’s reported core earnings. Many of these adjustments are not economic in nature, but rather impact the timing of reported results. During the first quarter of 2017, the benefit of a higher stock market was offset by slightly lower interest rates, resulting in a $2 million unfavorable impact to annuity operating earnings. In comparison, during the first quarter of 2016, a significant decrease (40-45 basis points) in interest rates resulted in an unfavorable impact on earnings of $31 million. These impacts are included within the “Impact of fair value accounting for FIAs” amounts shown in the table above.

Annuity Premiums – AFG’s Annuity Segment reported statutory premiums of $1.3 billion in the first quarter of 2017, virtually unchanged from the prior year period. Higher premiums in the financial institutions channel more than offset lower premiums in the retail channel. By comparison, premiums reported in the first quarter of 2016 reflected an uptick in sales, which occurred in advance of the effective date of rate decreases announced in early 2016. Management believes AFG’s continued strong premium production in 2017 reflects new products, additional staffing, and increased market share within existing financial institutions, offset in part by uncertainty about the effective date of the Department of Labor (DOL) rule.

Craig Lindner stated, “I am pleased that 2017 is off to a strong start for the Annuity Segment. Our investment skills, coupled with disciplined product pricing and a continued commitment to consumer-friendly products position us especially well in the current market environment. Our original estimate for 2017 pretax annuity operating earnings remains unchanged and is in the range of $375 to $395 million. AFG’s original annuity premium guidance of flat to down 10% contemplated an April 2017 implementation of the DOL rule. As a result of the 60 day delay of the Rule’s implementation, and based on the level of premiums sold to date in 2017, we now expect that 2017 full year annuity premiums will be flat to up 10% compared to the $4.4 billion sold in 2016.

“Fluctuations in the returns on investments that are required to be marked to market, or large changes in interest rates and/or the stock market, as compared to our expectations, could lead to significant positive or negative impacts on the Annuity Segment’s results.”

Department of Labor (DOL) Rule – As noted earlier, on April 4, 2017 the DOL released a rule delaying the April 10, 2017 applicability date of the Fiduciary Rule to June 9, 2017, and further delayed certain requirements until January 1, 2018. As a result, insurance-only agents will be able to continue selling fixed-indexed annuities through the end of 2017, provided the agent acts in the customer’s best interest and receives only reasonable compensation. While AFG’s management continues to believe the adjustments required of the Company and its distribution partners to comply with the rule will impact annuity premiums, management does not believe the new rule will have a material impact on AFG’s results of operations.

More information about premiums and the results of operations for our Annuity Segment may be found in our Quarterly Investor Supplement, which is posted on our website.

Investments

AFG recorded first quarter 2017 net realized gains on securities of $2 million after tax and after deferred acquisition costs (DAC), compared to net realized losses of $10 million in the comparable 2016 period. Unrealized gains on fixed maturities were $384 million after tax and after DAC at March 31, 2017, an increase of $78 million since year end. Our portfolio continues to be high quality, with 89% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

For the three months ended March 31, 2017, P&C net investment income was approximately 4% higher than the comparable 2016 period.

In March 2017, AFG sold a hotel property in Cincinnati that was owned and managed by a subsidiary of Great American Insurance Company. AFG recognized an after-tax gain of $7 million on the sale, which is recorded as “Other Income” and is included in Specialty P&C core operating earnings.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets over $55 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy (including those associated with the United Kingdom’s expected withdrawal from the European Union, or “Brexit”) relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2017 first quarter results at 11:30 a.m. (ET) tomorrow, Thursday, May 4, 2017. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 4979991. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on May 11, 2017. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 4979991.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until May 11, 2017 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG17-07

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2017	2016
Revenues
P&C insurance net earned premiums	$1,022	$998
Life, accident & health net earned premiums	6	6
Net investment income	435	411
Realized gains (losses) on securities	3	(18)
Income (loss) of managed investment entities:
Investment income	51	45
Loss on change in fair value of assets/liabilities	—	(13)
Other income	59	46

Total revenues	1,576	1,475

Costs and expenses
P&C insurance losses & expenses	948	915
Annuity, life, accident & health benefits & expenses	258	272
Interest charges on borrowed money	21	18
Expenses of managed investment entities	41	35
Other expenses	85	79

Total costs and expenses	1,353	1,319

Earnings before income taxes	223	156
Provision for income taxes(b)	68	52

Net earnings including noncontrolling interests	155	104
Less: Net earnings attributable to noncontrolling interests	2	3

Net earnings attributable to shareholders	$153	$101

Diluted earnings per Common Share	$1.72	$1.14

Average number of diluted shares	89.3	88.5

	March 31,	December 31,
Selected Balance Sheet Data:	2017	2016
Total cash and investments	$43,350	$41,433
Long-term debt	$1,283	$1,283
Shareholders’ equity(c)	$5,191	$4,916
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(c)	$4,815	$4,617
Book value per share	$59.26	$56.55
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$54.98	$53.11
Common Shares Outstanding	87.6	86.9

Footnotes (b) and (c) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended March 31,		Pct. Change
	2017	2016
Gross written premiums	$1,324	$1,243	7%

Net written premiums	$1,027	$979	5%

Ratios (GAAP):
Loss & LAE ratio	59.5%	58.3%
Underwriting expense ratio	32.7%	33.0%

Specialty Combined Ratio	92.2%	91.3%

Combined Ratio – P&C Segment	92.3%	91.2%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$416	$398	5%
Specialty Casualty	744	698	7%
Specialty Financial	164	147	12%

	$1,324	$1,243	7%

Net Written Premiums:
Property & Transportation	$324	$311	4%
Specialty Casualty	540	519	4%
Specialty Financial	141	125	13%
Other	22	24	(8%)

	$1,027	$979	5%

Combined Ratio (GAAP):
Property & Transportation	87.3%	90.6%
Specialty Casualty	97.0%	94.3%
Specialty Financial	85.0%	82.6%
Aggregate Specialty Group	92.2%	91.3%

	Three months ended March 31,
	2017	2016
Reserve Development (Favorable) / Adverse:
Property & Transportation	$(17)	$(17)
Specialty Casualty	(6)	(4)
Specialty Financial	(9)	(4)
Other	3	(2)

	$(29)	$(27)

Points on Combined Ratio:
Property & Transportation	(4.8)	(5.2)
Specialty Casualty	(1.1)	(0.7)
Specialty Financial	(6.4)	(3.3)
Aggregate Specialty Group	(2.8)	(2.7)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended March 31,		Pct. Change
	2017	2016
Annuity Premiums:
Financial Institutions	$749	$653	15%
Retail	489	566	(14%)
Education Market	45	57	(21%)
Variable Annuities	7	9	(22%)

Total Annuity Premiums	$1,290	$1,285	—%

Components of Operating Earnings Before Income Taxes

	Three months ended March 31,		Pct. Change
	2017	2016
Revenues:
Net investment income	$347	$315	10%
Other income	27	26	4%

Total revenues	374	341	10%
Costs and Expenses:
Annuity benefits	196	228	(14%)
Acquisition expenses	52	34	53%
Other expenses	30	26	15%

Total costs and expenses	278	288	(3%)

Operating earnings before income taxes	$96	$53	81%

Supplemental Fixed Annuity Information

	Three months ended March 31,		Pct. Change
	2017	2016
Operating earnings before impact of fair value accounting on FIAs	$98	$84	17%
Impact of fair value accounting	(2)	(31)	nm

Operating earnings before income taxes	$96	$53	81%

Average fixed annuity reserves*	$30,183	$26,935	12%
Net interest spread*	2.58%	2.54%
Net spread earned before impact of fair value accounting*	1.31%	1.20%
Net spread earned after impact of fair value accounting*	1.28%	0.74%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2017	2016
Core Operating Earnings before Income Taxes:
P&C insurance segment	$169	$158
Annuity segment, before impact of fair value accounting	98	84
Impact of fair value accounting	(2)	(31)
Run-off long-term care and life segment	—	(1)
Interest & other corporate expense	(47)	(40)

Core operating earnings before income taxes	218	170
Related income taxes	67	59

Core net operating earnings	$151	$111

b)	Excluding the significant tax benefit related to stock-based compensation in the first quarter of 2017, AFG’s effective tax rate was 33%.

c)	Shareholders’ Equity at March 31, 2017 includes $384 million ($4.38 per share) in unrealized after-tax gains on fixed maturities and $8 million ($0.10 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges. Shareholder’s Equity at December 31, 2016 includes $306 million ($3.52 per share) in unrealized after-tax gains on fixed maturities and $7 million ($0.08 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges.

d)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.